Exhibit 10.58

Summary of Compensation for Executive Officers

Following is a description of the compensation arrangements for each of PC Connection, Inc.’s (the “Company’s”) executive officers. The Company’s executive officers consist of: (i) Patricia Gallup, Chairman and Chief Executive Officer; (ii) Jack Ferguson, Executive Vice President, Treasurer, and Chief Financial Officer; (iii) Timothy McGrath, Executive Vice President, Enterprise Group, (iv) David Beffa-Negrini, Senior Vice President, Corporate Marketing and Creative Services; and (v) Bradley Mousseau, Senior Vice President, Human Resources.

The Compensation Committee annually sets the compensation of the Chief Executive Officer. The Compensation Committee also reviews the recommendations of the Chief Executive Officer regarding the compensation of the Company’s other executive officers. The Compensation Committee seeks to achieve three broad goals in connection with the Company’s compensation philosophy and decisions regarding compensation. First, the Company is committed to providing executive compensation designed to attract, retain, and motivate executives who contribute to the long-term success of the Company and are capable of leading the Company in achieving its business objectives in the competitive and rapidly changing industry in which the Company operates. Second, the Company wants to reward executives for the achievement of company-wide business objectives of the Company. By tying compensation in part to achievement, the Company believes that a performance-oriented environment is created for the Company’s executives. Finally, compensation is intended to provide executives with an equity interest in the Company so as to link a meaningful portion of the compensation of the Company’s executives with the performance of the Company’s Common Stock.

Compensation for the Company’s executives generally consists of three elements:

•

salary—levels are generally set by reviewing compensation for competitive positions in the market and considering the executive’s level of responsibility, qualifications, and experience, as well as the Company’s financial performance and the individual’s performance;

•	bonus—amounts are generally based on achievement of the Company’s performance goals in any given year; and
•	equity awards—equity awards provide long-term incentives to promote and identify long-term interests between the Company’s employees and its stockholders and to assist in the retention of executives.

The following table lists the 2007 annual salaries and bonuses of the Company’s executive officers:

	Salary	Bonus
Patricia Gallup Chairman and Chief Executive Officer	$500,000	$524,000
Timothy McGrath (1) Executive Vice President, Enterprise Group	$423,846	$461,100
Jack Ferguson (2) Executive Vice President, Treasurer, and Chief Financial Officer	$297,885	$324,900
Bradley Mousseau Senior Vice President, Human Resources	$240,000	$128,500
David Beffa-Negrini Senior Vice President, Corporate Marketing and Creative Services	$217,692	$119,300

(1)	Mr. McGrath was appointed Executive Vice President, Enterprise Group on May 15, 2007. Prior to his appointment, Mr. McGrath had been serving as Senior Vice President, PC Connection Enterprises.
(2)	Mr. Ferguson was appointed Executive Vice President on May 15, 2007. Prior to his appointment, Mr. Ferguson had been serving as Senior Vice President.

The Company granted equity awards in 2007 to the Company’s executive officers, as shown below:

	Stock Options (# of Shares)	Restricted Stock Awards (# of Shares)	Exercise or Base Price of Options
Jack Ferguson Executive Vice President, Treasurer, and Chief Financial Officer	50,000	25,000	$13.13
Timothy McGrath Executive Vice President, Enterprise Group	140,000	—	$13.13